EXHIBIT 23.2

Independent Auditors’ Consent

To the Board of Directors

Landmark Bancorp, Inc.

We consent to incorporation by reference in Registration Statement No. 333-103091, on Form S-8 of Landmark Bancorp, Inc., of our report dated October 26, 2000, relating to the consolidated balance sheet of Landmark Bancorp, Inc. (formerly Landmark Bancshares, Inc.) and subsidiary as of September 30, 2000, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for the year then ended, which report appears in the December 31, 2002 annual report on Form 10-K of Landmark Bancorp, Inc.

/s/ Regier Carr & Monroe, L.L.P.

March 27, 2003
Wichita, Kansas